Exhibit 99.1

CORRECTING AND REPLACING: NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2021

The basic and diluted earnings per common share in the first paragraph should read $0.19 and $0.55 for the three and nine months ended September 30, 2020, respectively.

White Plains, New York, November 2, 2021 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), has determined that the basic and diluted earnings per common share amounts for the three and nine months ended September 30, 2020 were incorrectly reported as $0.26 and $0.74, respectively, in the first paragraph of the earnings release that it issued on October 29, 2021. The corrected basic and diluted earnings per common share amounts for the three and nine months ended September 30, 2020, which were disclosed correctly in the financial tables included in the earnings release, were $0.19 and $0.55, respectively. The basic and diluted earnings per common share amounts for the three and nine months ended September 30, 2020 were reported incorrectly in the first paragraph of the earnings release because the underlying number of outstanding shares of Company common stock had not been restated to give retroactive recognition to the 1.3400 exchange ratio applied in the Company’s second-step conversion offering.

The corrected release reads in its entirety as follows:

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2021

NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), reported net income of $730,000 and $7.7 million, or $0.05 and $0.48 per basic and diluted common share, for the three months and nine months ended September 30, 2021, respectively, compared to net income of $3.1 million and $8.9 million, or $0.19 and $0.55 per basic and diluted common share, for the three months and nine months ended September 30, 2020, respectively.

Kenneth A. Martinek, NorthEast Community Bancorp’s Chairman of the Board and Chief Executive Officer, stated “Although we generated net income of $730,000 for the quarter, we are pleased to report that the performance of our loan portfolio remains strong with no loans past due and in foreclosure at September 30, 2021. Throughout the COVID-19 pandemic, loan demand remained strong with originations and outstanding commitments increasing quarter over quarter. Our commitments, loans-in-process, and standby letters of credit outstanding totaled $779.1 million as of September 30, 2021. At this time, we have two loans on deferral as a result of the COVID-19 pandemic, both with conservative loan to value ratios. As has been in the past, construction lending for affordable housing units in homogeneous high demand high absorption areas continues to be our focus.”

Highlights for the three and nine months ended and at September 30, 2021 are as follows:

•	During the nine months ended September 30, 2021, the Company recorded net income of $7.7 million, or $0.48 per basic and diluted share.

•	Net interest income increased by $1.1 million, or 11.3%, for the three months ended September 30, 2021 compared to the same period in the prior year.

•	Asset quality metrics continued to remain strong with non-performing assets to total assets of 0.18% as of September 30, 2021 compared to 0.58% as of December 31, 2020. Our allowance for loan losses totaled $5.2 million, or 0.58% of total loans as of September 30, 2021 compared to $5.1 million, or 0.62% of total loans as of September 30, 2020.

•	In accordance with the provisions of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) since March 2020, we have granted pandemic-related loan payment deferrals to 196 loans totaling $190.9 million at the time payment deferral was requested. As of September 30, 2021, we had two loans totaling $8.9 million still in deferral status.

Balance Sheet

Total assets increased by $139.8 million, or 14.4%, to $1.1 billion at September 30, 2021, from $968.2 million at December 31, 2020. The increase in assets was primarily due to increases in net loans of $84.8 million, cash and cash equivalents of $38.8 million, investment securities held-to-maturity of $6.0 million, premises and equipment of $4.9 million, and investment in equity securities of $4.8 million.

Cash and cash equivalents increased by $38.8 million, or 56.1%, to $108.0 million at September 30, 2021 from $69.2 million at December 31, 2020. The increase in cash can primarily be attributed to an increase in deposits of $45.1 million and an increase in stockholders’ equity primarily due to the completion of the second-step conversion offering that increased stockholders’ equity by $88.4 million, net of conversion costs, partially offset by an increase in loans of $84.8 million, an increase in investment securities held-to-maturity of $6.0 million, an increase in equity securities of $4.8 million, an increase in property and equipment of $4.9 million due primarily to the purchase of property for a new branch office, and cash dividends of $1.3 million.

Equity securities increased by $4.8 million, or 46.3%, to $15.1 million at September 30, 2021 from $10.3 million at December 31, 2020. The increase in equity securities was primarily attributed to the purchase of equity securities totaling $5.0 million, partially offset by market depreciation of $215,000.

Securities held-to-maturity increased by $6.0 million, or 81.8%, to $13.4 million at September 30, 2021 from $7.4 million at December 31, 2020. The increase was primarily due to the purchase of investment securities totaling $10.3 million, partially offset by maturities and pay-downs of $4.3 million.

Loans, net of the allowance for loan losses, increased by $84.8 million, or 10.3%, to $904.6 million at September 30, 2021 from $819.7 million at December 31, 2020. The increase in loans, net of the allowance for loan losses, was primarily due to a net increase in construction loans of $87.5 million, commercial and industrial loans of $13.2 million, and multi-family loans of $612,000. The increases were partially offset by decreases in non-residential loans of $8.6 million, mixed-use loans of $6.1 million, and one- to four-family loans of $1.4 million, coupled with normal pay-downs and principal reductions.

Premises and equipment increased by $4.9 million, or 26.1%, to $23.5 million at September 30, 2021 from $18.7 million at December 31, 2020 due to the acquisition of property for a new branch site located in Monsey, New York.

Foreclosed real estate was $2.0 million at both September 30, 2021 and December 31, 2020.

Right of use assets — operating, recognized in accordance with Accounting Standards Codification 842 “Leases”, decreased by $397,000, or 12.8%, to $2.7 million at September 30, 2021 from $3.1 million at December 31, 2020, primarily due to amortization.

Other assets increased by $286,000, or 5.7%, to $5.3 million at September 30, 2021 from $5.1 million at December 31, 2020 due to an increase in tax assets of $347,000 and an increase in prepaid expense of $233,000, partially offset by a decrease in suspense accounts of $351,000.

Total deposits increased by $45.1 million, or 5.8%, to $816.8 million at September 30, 2021, from $771.7 million at December 31, 2020. The increase was primarily due to an increase in non-interest bearing demand deposits of $85.3 million, or 38.5%, and an increase in NOW/money market accounts of $17.1 million, or 17.0%, from December 31, 2020 to September 30, 2021. These increases were partially offset by a decrease in certificates of deposit of $53.2 million, or 15.3%, and a decrease in savings account balances of $4.1 million, or 4.0%, from December 31, 2020 to September 30, 2021.

Federal Home Loan Bank advances were $28.0 million at both September 30, 2021 and December 31, 2020.

Accounts payable and accrued expenses increased by $232,000, or 2.6%, to $9.1 million at September 30, 2021 from $8.8 million at December 31, 2020 due primarily to an increase in deferred compensation of $439,000, partially offset by a decrease in accrued expenses of $177,000.

Stockholders’ equity increased by $94.9 million, or 61.7% to $248.7 million at September 30, 2021, from $153.8 million at December 31, 2020. The increase in stockholders’ equity was primarily a result of the completion of the second-step conversion offering that increased stockholders’ equity by $88.4 million, net of conversion costs. The second-step conversion also reduced stockholders’ equity by the addition of new unearned employee stock ownership plan shares totaling $7.8 million and increased stockholders’ equity by the retirement of treasury shares totaling $7.0 million.

The increase in stockholders’ equity was also due to net income of $7.7 million for the nine months ended September 30, 2021 and a reduction of $693,000 in unearned employee stock ownership plan shares, partially offset by dividends paid of $1.3 million and $8,000 in other comprehensive loss.

Net Interest Income

Net interest income totaled $10.9 million for the three months ended September 30, 2021, as compared to $9.8 million for the three months ended September 30, 2020. The increase in net interest income of $1.1 million, or 11.3%, was primarily due to an increase in interest income combined with a decrease in interest expense.

The increase in interest income is attributed to increases in loans, investment securities, equity securities, and interest-bearing deposits as we continued to deploy the proceeds raised in the second-step conversion. The decrease in interest expense is consistent with the decrease in interest rates in response to the COVID-19 pandemic and its impact on the economy and interest rate environment.

In this regard, interest and dividend income increased by $93,000, or 0.8%, to $12.1 million for the three months ended September 30, 2021 from $12.0 million for the three months ended September 30, 2020 due to an increase in the average balance of interest earning assets of $136.1 million, or 15.3%, to $1.0 billion for the three months ended September 30, 2021 from $888.6 million for the three months ended September 30, 2020, partially offset by a decrease in the yield on interest earning assets by 68 basis points from 5.40% for the three months ended September 30, 2020 to 4.72% for the three months ended September 30, 2021.

Interest expense decreased by $1.0 million, or 46.1%, to $1.2 million for the three months ended September 30, 2021 from $2.2 million for the three months ended September 30, 2020 due to a decrease in average interest bearing liabilities of  $50.6 million, or 8.5%, to $547.9 million for the three months ended September 30, 2021 from $598.6 million for the three months ended September 30, 2020 and a decrease in the cost of interest bearing liabilities by 61 basis points from 1.47% for the three months ended September 30, 2020 to 0.86% for the three months ended September 30, 2021.

Net interest margin decreased by 15 basis points, or 3.4%, during the three months ended September 30, 2021 to 4.26% compared to 4.41% during the three months ended September 30, 2020.

Net interest income totaled $31.6 million for the nine months ended September 30, 2021, as compared to $28.8 million for the nine months ended September 30, 2020. The increase in net interest income of $2.9 million, or 10.0%, was primarily due to the decrease in interest expense that exceeded a decrease in interest income.

In a manner consistent with the decrease in interest rates in response to the COVID-19 pandemic, our cost of interest bearing liabilities decreased much greater than our yield on interest earning assets as our interest bearing liabilities repriced much faster to lower rates than our yield on interest earning assets. In this regard, our cost of interest bearing liabilities decreased by 85 basis points from 1.78% for the nine months ended September 30, 2020 to 0.93% for the nine months ended September 30, 2021. Our yield on interest earning assets decreased by 65 basis points from 5.64% for the nine months ended September 30, 2020 to 4.99% for the nine months ended September 30, 2021.

Net interest margin increased by 5 basis points, or 1.1%, during the nine months ended September 30, 2021 to 4.44% compared to 4.39% during the nine months ended September 30, 2020.

Provision for Loan Losses

The Company recorded a loan loss provision of $3.6 million for the three months ended September 30, 2021 compared to a loan loss provision of $229,000 for the three months ended September 30, 2020. We charged-off a total of $3.6 million and $7,000 during the three months ended September 30, 2021 and September 30, 2020, respectively.

The provision recorded for the three months ended September 30, 2021 was primarily attributed to the previously disclosed charge-off of $3.6 million during the three months ended September 30, 2021 regarding a non-residential bridge loan secured by real estate with a balance of $3.6 million. The loan is secured by commercial real estate located in Greenwich, Connecticut and guaranteed by the two borrowers. The loan was originated in 2016 as a two-year bridge loan and, upon the borrower’s failure to satisfy the loan at the maturity date, the loan was accelerated and a foreclosure action was instituted. The loan remains in foreclosure but is subject to Connecticut’s continuing foreclosure backlog. The property securing the loan is subject to a parking easement and based on a recently updated appraisal showing the property’s value with the parking easement to be zero, the Company has determined to write off the $3.6 million loan as a non-cash charge against the allowance for loan losses.

The Company intends to aggressively seek recovery of all amounts due from the personal guarantors of the loan. However, the recovery process is uncertain and might take an extended period of time to resolve this matter. In the event the Company is successful against the guarantors, any recovery received would be added back to the allowance for loan losses and an analysis will be performed at that time to determine the appropriateness of the recovery into income.

We also charged-off $3,000 and $7,000 during the three months ended September 30, 2021 and September 30, 2020, respectively, against various unpaid overdrafts in our demand deposit accounts. We recorded recoveries of $151,000 and $1,000 during the three months ended September 30, 2021 and September 30, 2020, respectively.

The Company recorded a loan loss provision of $3.6 million for the nine months ended September 30, 2021 compared to a loan loss provision of $762,000 for the nine months ended September 30, 2020.

The provision recorded for the nine months ended September 30, 2021 was primarily attributed to the charge-off of the aforementioned non-residential bridge loan with a balance of $3.6 million secured by commercial real estate located in Greenwich, Connecticut.

The provision recorded for the nine months ended September 30, 2020 was primarily attributed to the perceived potential credit risk associated with the COVID-19 pandemic, although no specific or probable losses were identified at that time. Although the COVID-19 pandemic and the resulting recession has impacted the local economy, we have not experienced any significant deterioration of our borrowers’ ability to keep current in accordance with the terms of their obligations.

We also charged-off $23,000 and $10,000 during the nine months ended September 30, 2021 and September 30, 2020, respectively, against various unpaid overdrafts in our demand deposit accounts. We recorded recoveries of $160,000 and $25,000 during the nine months ended September 30, 2021 and September 30, 2020, respectively.

Non-Interest Income

Non-interest income for the three months ended September 30, 2021 was $532,000 compared to non-interest income of $527,000 for the three months ended September 30, 2020. The increase in total non-interest income was primarily due to an increase of $130,000 in other loan fees and service charges, an increase of $27,000 in investment advisory fees, and a net loss of $2,000 on the sale of fixed assets that occurred during the three months ended September 30, 2020 compared to none during the three months ended September 30, 2021. These increases were partially offset by unrealized loss on equity securities of $154,000 during the three months ended September 30, 2021 compared to none during the three months ended September 30, 2020.

Non-interest income for the nine months ended September 30, 2021 was $1.8 million compared to non-interest income of $2.0 million for the nine months ended September 30, 2020. The decrease in total non-interest income was primarily due to an unrealized loss of $215,000 in our equity securities in the 2021 period compared to an unrealized gain of $299,000 in the comparable period in 2020, a decrease of $120,000 in other non-interest income, and a decrease of $10,000 in bank owned life insurance income. These were partially offset by an increase of $374,000 in other loan fees and service charges, an increase of $63,000 in investment advisory fees, and a net gain of $7,000 on the sale of fixed assets in the 2021 period compared to a net loss of $2,000 on the sale of fixed assets in the 2020 period.

Non-Interest Expense

Non-interest expense increased by $839,000, or 13.9%, to $6.9 million for the three months ended September 30, 2021 from $6.0 million for the three months ended September 30, 2020. The increase resulted primarily from increases of $889,000 in salaries and employee benefits, $37,000 in equipment expense, $15,000 in other operating expense, $9,000 in advertising expense, and $9,000 in occupancy expense, partially offset by decreases of $54,000 in outside data processing expense, $50,000 in impairment loss on goodwill, and $16,000 in real estate owned expense.

Non-interest expense increased by $1.3 million, or 7.3%, to $19.7 million for the nine months ended September 30, 2021 from $18.4 million for the nine months ended September 30, 2020. The increase resulted primarily from increases of $1.2 million in salaries and employee benefits, $210,000 in other operating expense, $114,000 in equipment expense, and $98,000 in occupancy expense, partially offset by decreases of $90,000 in real estate owned expense, $80,000 in outside data processing expense, $61,000 in advertising expense, and $50,000 in impairment loss on goodwill.

Income Taxes

We recorded income tax expense of $265,000 and $956,000 for the three months ended September 30, 2021 and 2020, respectively. For the three months ended September 30, 2021, we had approximately $185,000 in tax exempt income, compared to approximately $166,000 in tax exempt income for the three months ended September 30, 2020. Our effective income tax rates were 26.6% and 23.4% for the three months ended September 30, 2021 and 2020, respectively.

We recorded income tax expense of $2.4 million and $2.7 million for the nine months ended September 30, 2021 and 2020, respectively. For the nine months ended September 30, 2021, we had approximately $522,000 in tax exempt income, compared to approximately $337,000 in tax exempt income for the nine months ended September 30, 2020. Our effective income tax rates were 23.6% and 23.4% for the nine months ended September 30, 2021 and 2020, respectively.

Asset Quality

During the nine months ended September 30, 2021, non-performing assets decreased by $3.6 million, or 64.2%, to $2.0 million from $5.6 million as of December 31, 2020. The decrease in non-performing assets was primarily due to the previously disclosed charge-off of $3.6 million on a non-accrual, non-residential bridge loan during 2021. We had no non-performing loans at September 30, 2021 compared to one non-performing loan at December 31, 2020. Our ratio of non-performing assets to total assets remained low at 0.18% as of September 30, 2021 compared to 0.58% as of December 31, 2020.

Based on a review of the loans that were in the loan portfolio at September 30, 2021, management believes that the allowance is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

Our allowance for loan losses totaled $5.2 million, or 0.58% of total loans as of September 30, 2021, compared to $5.1 million, or 0.62% of total loans as of December 31, 2020.

Capital

The Bank’s capital position remains strong relative to current regulatory requirements and is considered a well-capitalized institution under the Prompt Corrective Action framework. As of September 30, 2021, the Bank had a tier 1 leverage capital ratio of 17.07% and a total risk-based capital ratio of 15.91%. The Company’s total stockholder’s equity to assets was 22.45% as of September 30, 2021. At September 30, 2021, the Company had the ability to borrow $39.0 million from the Federal Home Loan Bank of New York.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its ten branch offices located in Bronx, New York, Orange, and Rockland Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions, the effect of the COVID-19 pandemic (including its impact on NorthEast Community Bank’s business operations and credit quality, on our customers and their ability to repay their loan obligations and on general economic and financial market conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek
Chairman and Chief Executive Officer
PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	September 30,	December 31,
	2021	2020
	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$6,728	$7,613
Interest-bearing deposits	101,285	61,578
Total Cash and cash equivalents	108,013	69,191
Certificates of deposit	100	100
Equity securities	15,117	10,332
Securities available-for-sale, at fair value	2	2
Securities held-to-maturity (fair value of $13,083 and $7,519, respectively)	13,422	7,382
Loans receivable	909,466	824,708
Deferred loan costs, net	326	113
Allowance for loan losses	(5,242)	(5,088)
Net loans	904,550	819,733
Premises and equipment, net	23,544	18,675
Investments in restricted stock, at cost	1,569	1,595
Bank owned life insurance	25,138	24,691
Accrued interest receivable	4,034	3,838
Goodwill	651	651
Real estate owned	1,996	1,996
Property held for investment	1,491	1,518
Right of Use Assets – Operating	2,697	3,094
Right of Use Assets – Financing	360	363
Other assets	5,346	5,060
Total assets	$1,108,030	$968,221
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$306,645	$221,371
Interest bearing	510,190	550,335
Total deposits	816,835	771,706
Advance payments by borrowers for taxes and insurance	2,184	2,258
Federal Home Loan Bank advances	28,000	28,000
Lease Liability – Operating	2,736	3,115
Lease Liability – Financing	487	460
Accounts payable and accrued expenses	9,089	8,857
Total liabilities	859,331	814,396

Stockholders’ equity:
Preferred stock, $0.01 and $0.01 par value; 25,000,000 shares and 1,340,000 shares authorized; none issued or outstanding, respectively	—	—
Common stock, $0.01 and $0.01 par value; 75,000,000 shares and 25,460,000 shares authorized; 16,377,936 shares and 17,721,500 shares issued; and 16,377,936 shares and 16,340,779 shares outstanding, respectively¹	$164	$132
Additional paid-in capital	145,315	56,901
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(8,518)	(1,296)
Treasury stock – at cost, 0 and 1,380,721 shares, respectively¹	-	(7,032)
Retained earnings	111,932	105,305
Accumulated other comprehensive loss	(194)	(185)
Total stockholders’ equity	248,699	153,825
Total liabilities and stockholders’ equity	$1,108,030	$968,221

¹Shares amounts related to periods prior to the July 12, 2021 closing of the conversion offering have been restated to give retroactive recognition to the 1.34 exchange ratio applied in the conversion offering.

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$11,935	$11,882	$35,237	$36,323
Interest-earning deposits	53	15	74	346
Securities	104	102	277	325
Total Interest Income	12,092	11,999	35,588	36,994
INTEREST EXPENSE:
Deposits	995	2,007	3,390	7,692
Borrowings	178	178	528	509
Financing lease	9	9	27	27
Total Interest Expense	1,182	2,194	3,945	8,228
Net Interest Income	10,910	9,805	31,643	28,766
Provision for loan loss	3,593	229	3,610	762
Net Interest Income after Provision for Loan Losses	7,317	9,576	28,033	28,004
NON-INTEREST INCOME:
Other loan fees and service charges	381	251	1,095	721
Gain (loss) on disposition of equipment	—	(2)	7	(2)
Earnings on bank owned life insurance	152	152	447	457
Investment advisory fees	139	112	381	318
Unrealized gain (loss) on equity securities	(154)	-	(215)	299
Other	14	14	38	157
Total Non-Interest Income	532	527	1,753	1,950
NON-INTEREST EXPENSES:
Salaries and employee benefits	4,054	3,165	11,223	10,031
Occupancy expense	489	480	1,534	1,436
Equipment	229	192	718	604
Outside data processing	395	449	1,218	1,298
Advertising	36	27	83	144
Impairment loss on goodwill	-	50	-	50
Real estate owned expense	18	34	85	175
Other	1,633	1,618	4,857	4,647
Total Non-Interest Expenses	6,854	6,015	19,718	18,385
INCOME BEFORE PROVISION FOR INCOME TAXES	995	4,088	10,068	11,569
PROVISION FOR INCOME TAXES	265	956	2,372	2,703
NET INCOME	$730	$3,132	$7,696	$8,866

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Per share data:
Earnings per share - basic and diluted¹	$0.05	$0.19	$0.48	$0.55
Weighted average shares outstanding - basic and diluted¹	15,572	16,154	15,973	16,146
Performance ratios/data:
Return on average total assets	0.27%	1.32%	1.01%	1.26%
Return on average shareholders' equity	1.31%	8.37%	5.72%	8.05%
Net interest income	$10,910	$9,805	$31,643	$28,766
Net interest margin	4.26%	4.41%	4.44%	4.39%
Efficiency ratio	59.90%	58.50%	59.04%	59.95%
Net charge-off ratio	1.60%	0.00%	0.55%	0.00%

Loan portfolio composition:	September 30, 2021	December 31, 2020
One-to-four family	$4,766	$6,170
Multi-family	91,118	90,506
Mixed-use	24,440	30,508
Total residential real estate	120,324	127,184
Non-residential real estate	52,020	60,665
Construction	633,263	545,788
Commercial and industrial	103,808	90,577
Overdrafts	14	452
Consumer	37	42
Gross loans	909,466	824,708
Deferred loan (fees) costs, net	326	113
Total loans	$909,792	$824,821
Asset quality data:
Loans past due over 90 days and still accruing	$-	$-
Non-accrual loans	-	3,572
OREO property	1,996	1,996
Total non-performing assets	$1,996	$5,568

Allowance for loan losses to total loans	0.58%	0.62%
Allowance for loan losses to non-performing loans	NA	142.44%
Non-performing loans to total loans	0.00%	0.43%
Non-performing assets to total assets	0.18%	0.58%

Bank's Regulatory Capital ratios:
Common equity tier 1 capital to risk-weighted assets	15.91%	13.72%
Total capital to risk-weighted assets	15.48%	13.23%
Tier 1 capital to risk-weighted assets	15.48%	13.23%
Tier 1 leverage ratio	17.07%	14.79%

¹Shares amounts related to periods prior to the July 12, 2021 closing of the conversion offering have been restated to give retroactive recognition to the 1.34 exchange ratio applied in the conversion offering.

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Three Months Ended September 30, 2021			Three Months Ended September 30, 2020
	Average	Interest	Average	Average		Average
	Balance	and dividend	Yield	Balance	Interest	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable Gross	$862,796	$11,935	5.53%	$807,465	$11,882	5.89%
Securities (1)	27,208	104	1.53%	20,190	102	2.02%
Other interest-earning assets	134,680	53	0.16%	60,974	15	0.10%
Total interest-earning assets	1,024,684	12,092	4.72%	888,629	11,999	5.40%
Allowance for loan losses	(5,181)			(5,167)
Non-interest-earning assets	73,990			65,773
Total assets	$1,093,493			$949,235

Interest-bearing demand deposit	$117,329	$183	0.62%	$100,287	$151	0.60%
Savings and club accounts	97,556	48	0.20%	102,065	84	0.33%
Certificates of deposit	305,057	764	1.00%	368,220	1,772	1.92%
Total interest-bearing deposits	519,942	995	0.77%	570,572	2,007	1.41%
Borrowed money	28,000	187	2.67%	28,000	187	2.67%
Total interest-bearing liabilities	547,942	1,182	0.86%	598,572	2,194	1.47%
Non-interest-bearing demand deposit	281,499			188,616
Other non-interest-bearing liabilities	41,992			12,336
Total liabilities	871,433			799,524
Equity	222,060			149,711
Total liabilities and equity	$1,093,493			$949,235

Net interest income / interest spread		$10,910	3.86%		$9,805	3.93%
Net interest rate margin			4.26%			4.41%
Net interest earning assets	$476,742			$290,057
Average interest-earning assets to interest-bearing liabilities	187.01%			148.46%

(1)     Includes Federal Home Loan Bank of New York stock.

	Nine Months Ended September 30, 2021			Nine Months Ended September 30, 2020
	Average	Interest	Average	Average		Average
	Balance	and dividend	Yield	Balance	Interest	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable Gross	$843,850	$35,237	5.57%	$793,002	$36,323	6.11%
Securities (1)	22,636	277	1.63%	20,519	325	2.11%
Other interest-earning assets	84,465	74	0.12%	61,044	346	0.76%
Total interest-earning assets	950,951	35,588	4.99%	874,565	36,994	5.64%
Allowance for loan losses	(5,125)			(4,891)
Non-interest-earning assets	71,449			67,146
Total assets	$1,017,275			$936,820

Interest-bearing demand deposit	$113,370	$503	0.59%	$106,721	$615	0.77%
Savings and club accounts	100,431	174	0.23%	102,130	542	0.71%
Certificates of deposit	321,956	2,712	1.12%	380,777	6,535	2.29%
Total interest-bearing deposits	535,757	3,389	0.84%	589,628	7,692	1.74%
Borrowed money	28,000	556	2.65%	26,391	536	2.71%
Total interest-bearing liabilities	563,757	3,945	0.93%	616,019	8,228	1.78%
Non-interest-bearing demand deposit	247,258			162,278
Other non-interest-bearing liabilities	26,762			11,595
Total liabilities	837,777			789,892
Equity	179,498			146,928
Total liabilities and equity	$1,017,275			$936,820

Net interest income / interest spread		$31,643	4.06%		$28,766	3.86%
Net interest rate margin			4.44%			4.39%
Net interest earning assets	$387,194			$258,546
Average interest-earning assets to interest-bearing liabilities	168.68%			141.97%

(1)     Includes Federal Home Loan Bank of New York stock.